Exhibit 10.3

December 18, 2023
Beth Jantzen, CPA
Chief Financial Officer
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, NY 11790

Dear Ms. Jantzen,

In accordance with your Lease dated February 24, 2023, the Long Island High Technology Incubator, Inc. hereby renews your lease for a period of one year.

The Term of the renewal is 2/1/2024 to 1/31/2025. Applied DNA Sciences, Inc. occupies 2,500/sf of lab space in Suites 103, 112 and 120. As stated in the Rent Change Letter, sent on June 21, 2023, your rent will increase to $50/sf; $125,000 annually.

In addition, the Tenant has the right to vacate any of the above-mentioned suites without penalty by providing Landlord with one (1) month’s written notice.

All other conditions set forth in the Lease remain in effect for the renewal Term. Please note that rent is due by the 15th day of the month. Any rent received after the 15th will be subject to a late fee.

Please sign and return the agreement to our office indicating your acceptance. Upon receipt, LIHTI’s Executive Director, Andrew Wooten will sign the renewal and we will deliver to you the fully executed agreement. We look forward to your continued success in the months ahead.

Best regards,

/s/ Andrew L. Wooten	1/10/2024
Andrew L. Wooten	Date
Executive Director
Long Island High Technology Incubator, Inc.

/s/ Beth Jantzen, CPA	1/4/2024
Beth Jantzen, CPA	Date
Chief Financial Officer
Applied DNA Sciences, Inc.

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LIHTI, 25 Health Sciences Drive, Stony Brook, NY 11790